RESTRICTED STOCK AWARD NO.________

AGL RESOURCES INC. AMENDED AND RESTATED OMNIBUS PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

This Agreement between AGL Resources Inc. (the “Company”) and the Recipient sets forth the terms of Restricted Stock awarded under the above-named Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Name of Recipient:  ____________

Grant Date:  ______________                                                                           Number of Restricted Shares:  ____________

Restricted Shares:“Restricted Shares” means those shares of Common Stock that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated.  Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.  These restrictions shall apply to all shares of Common Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock of the Company.

Vesting:  The Restricted Shares shall first become vested and non-forfeitable as follows:

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Forfeiture; Termination of employment:  If you terminate employment for any reason other than death or Disability prior to the time that the Restricted Shares become vested and non-forfeitable, then all Restricted Shares will be forfeited as of the date of your termination of employment.  If you terminate employment by reason of death or Disability, then Restricted Shares shall vest and become non-forfeitable on a pro rata basis, determined with respect to the number of full months that have elapsed during the vesting period, prior to the date of such termination of employment.  Any Restricted Shares that do not become vested and non-forfeitable by reason of the preceding sentence shall be forfeited as of the date of termination.

Change in Control: Notwithstanding the above, in the event of a Change in Control of the Company, all Restricted Shares shall become fully vested and non-forfeitable pursuant to Section 12.2 of the Plan if (a) they are not assumed or substituted by the Surviving Entity, or (b) they are assumed or substituted by the Surviving Entity, but within two years following the Change in Control your employment is terminated without Cause or you resign for Good Reason.

Shareholder rights: You shall have all of the rights of a shareholder with respect to the Restricted Shares, other than dividend rights.

Transferability: You may not transfer Restricted Shares.

Personnel Non-Solicitation.  In consideration of the benefits and promises set forth in this Agreement, Recipient agrees that, for a period of 12 months after termination of Recipient’s employment for any reason (whether voluntary or involuntary), Recipient will not, directly or indirectly, solicit, divert, or hire, or attempt to solicit, divert, or hire, any person who is at the time, or was within the 12 months preceding the solicitation or other action, employed or retained by the Company.

This Agreement is subject to the terms and conditions of the Plan.  You have received a copy of the Plan’s prospectus that includes a copy of the Plan.  By signing this agreement, you agree to the terms of the Plan and this Agreement, which may be amended only upon a written agreement signed by the Company and you.

This ____ day of __________, 2___

AGL RESOURCES INC.                                                                                                RECIPIENT:
By:

Melanie M. Platt                                                                                                __________________________________________________
Executive Vice President